Exhibit 99.1

Ceridian Reports Fourth Quarter and Full Year 2019 Results

Fourth Quarter

•

Dayforce revenue of $158.7 million, up 35.4% year-over-year, and up 35.7% on a constant currency basis. Excluding float revenue, Dayforce revenue of $147.7 million, up 37.5% year-over-year, and up 38.0% on a constant currency basis.

•	Dayforce recurring revenue of $114.3 million, up 30.2% year-over-year, and up 30.3% on a constant currency basis.
•	Recurring services gross margin of 70.1%, an increase of 110 basis points year-over-year, driven by Cloud recurring services gross margin of 68.8%, an increase of 280 basis points year-over-year.
•	Adjusted EBITDA of $44.4 million, up 6.2% year-over-year.

Full Year

•

Dayforce revenue of $569.7 million, up 30.2% year-over-year, and up 30.9% on a constant currency basis. Excluding float revenue, Dayforce revenue of $518.6 million, up 29.7% year-over-year, and up 30.3% on a constant currency basis.

•	Dayforce recurring revenue of $429.0 million, up 31.7% year-over-year, and up 32.3% year-over-year, on a constant currency basis.
•	Live Dayforce customers as of December 31, 2019, were 4,363, consisting of 3.9 million global active users, an increase of 0.8 million users, or 25.8% year-over year.
•	Dayforce revenue per customer was $131,171 for the trailing twelve months ended December 31, 2019, up 11.5% year-over year, on a constant currency basis.
•	Recurring services gross margin of 70.3% an increase of 230 basis points year-over-year, driven by Cloud recurring services gross margin of 69.6%, an increase of 350 basis points year-over-year.
•	Adjusted EBITDA of $184.6 million, up 14.9% year-over-year.

Minneapolis, MN and Toronto, ON, February 5, 2020 - Ceridian HCM Holding Inc. (“Ceridian” or the “Company”) (NYSE:CDAY) (TSX:CDAY), a global human capital management (“HCM”) software company, announced today its financial results for the fourth quarter ended December 31, 2019. All financial results are reported in U.S. dollars unless otherwise stated. A reconciliation of U.S. generally accepted accounting principles (“GAAP”) to non-GAAP financial measures has been provided in this press release, including the accompanying tables. An explanation of these measures is also included below under the heading “Use of Non-GAAP Financial Measures.”

“In the fourth quarter we set new records for the subscription value of new sales and for the subscription value of customers taken live,” said David Ossip, Chairman and Chief Executive Officer of Ceridian. “Dayforce revenue grew 35.4%, to $158.7 million, and was up 35.7% on a constant currency basis, and excluding float revenue, Dayforce revenue grew even faster, up 37.5%, to $147.7 million, and was up 38.0% on a constant currency basis.”

“We ended the year with 4,363 Dayforce customers live, consisting of 3.9 million global active users, an increase of 0.8 million users, or 25.8% year-over-year,” added Arthur Gitajn, Chief Financial Officer of Ceridian. “We saw significant traction in our enterprise, major markets, and global segments. The average deal size of a new sale in 2019 grew by 24%, driven by enterprise, where the average deal size grew by 100%. Global sales, primarily UK and Australia, grew by more than 150% compared to 2018.”

The average U.S. dollar to Canadian dollar foreign exchange rate was $1.32 and $1.33, with a daily range of $1.30 to $1.33, and $1.30 to $1.36, for the three and twelve months ended December 31, 2019, respectively, compared to $1.32 and $1.30, with a daily range of $1.28 to $1.36, and $1.23 to $1.36, for the three and twelve months ended December 31, 2018, respectively. As of December 31, 2019, the U.S. dollar to Canadian dollar foreign exchange rate was $1.30. To present the performance of the business excluding the effect of foreign currency rate fluctuations, the Company presents revenue on a constant currency basis, which we believe is useful to management and investors. We have calculated revenue on a constant currency basis by applying a fixed rate of $1.30 Canadian dollar to $1.00 U.S. dollar foreign exchange rate to revenues originally booked in Canadian dollars for all applicable historical periods. Both the GAAP and non-GAAP revenue results are displayed in the tables accompanying this press release.

Financial Highlights for the Fourth Quarter and Full Year 2019

The financial highlights below are on a year-over-year basis, unless otherwise stated.

Revenue

•

Dayforce revenue increased 35.4% to $158.7 million for the fourth quarter of 2019, and 30.2% to $569.7 million for the full year of 2019. On a constant currency basis, Dayforce revenue increased 35.7% to $159.5 million for the fourth quarter of 2019, and 30.9% to $572.3 million for the full year of 2019.

•

Dayforce recurring revenue increased 30.2% to $114.3 million for the fourth quarter of 2019, and 31.7% to $429.0 million for the full year of 2019. On a constant currency basis, Dayforce recurring revenue increased 30.3% to $114.7 million for the fourth quarter of 2019, and 32.3% to $430.7 million for the full year of 2019.

•

Cloud revenue, which includes both Dayforce and Powerpay, increased 28.9% to $184.2 million for the fourth quarter of 2019, and 24.8% to $660.0 million for the full year of 2019. On a constant currency basis, Cloud revenue increased 28.9% to $185.3 million for the fourth quarter of 2019, and 25.7% to $664.4 million for the full year of 2019.

•

Total revenue, which includes revenue from both our Cloud and Bureau solutions, increased 13.9% to $221.8 million for the fourth quarter of 2019, and 11.3% to $824.1 million for the full year of 2019. On a constant currency basis, total revenue increased 13.8% to $223.0 million for the fourth quarter of 2019, and 12.1% to $829.4 million for the full year of 2019.

Net (Loss) Income and Net (Loss) Income Per Share

•	Net loss was $1.5 million for the fourth quarter of 2019, compared to net loss of $2.1 million. Adjusted net income was $12.1 million for the fourth quarter of 2019, compared to $16.5 million.
•	Net income was $78.7 million for the full year of 2019, compared to net loss of $60.6 million. Adjusted net income was $67.8 million for the full year of 2019, compared to $37.7 million.
•

Diluted net loss per share was $0.01 for the fourth quarter of 2019, compared to diluted net loss per share of $0.02. Adjusted diluted net income per share was $0.08 for the fourth quarter of 2019, compared to $0.12. Diluted weighted average common shares outstanding were 144.1 million and 138.7 million for the fourth quarter 2019, and 2018, respectively.

•

Diluted net income per share was $0.53 for the full year of 2019, compared to diluted net loss per share of $0.60. Adjusted diluted net income per share was $0.46 for the full year of 2019, compared to $0.26. Diluted weighted average common shares outstanding were 148.8 million and 114.0 million for the full year of 2019, and 2018, respectively.

Gross Margin, Operating Profit, and Adjusted EBITDA

•	Gross margin remained consistent at 44.1% for both the fourth quarter of 2019 and 2018. Gross margin improved to 44.7% for the full year of 2019, compared to 42.5%.
•

Recurring services gross margin improved to 70.1%, and 70.3%, for the fourth quarter and full year of 2019, respectively, compared to 69.0%, and 68.0%, respectively. This improvement was driven by Cloud recurring services gross margin of 68.8%, and 69.6%, for the fourth quarter and full year of 2019, respectively, compared to 66.0%, and 66.1%, respectively.

•	Professional services and other gross margin improved to 5.9%, and (4.0)%, for the fourth quarter and full year of 2019, respectively, compared to (10.6)%, and (14.3)%, respectively.
•	Operating profit was $19.7 million for the fourth quarter of 2019, compared to $20.3 million. Operating profit increased 28.9% to $72.3 million for the full year of 2019.
•	Adjusted EBITDA increased 6.2% to $44.4 million for the fourth quarter of 2019, and 14.9% to $184.6 million for the full year of 2019.

Other Key Performance Metrics

•	Annual Cloud revenue retention rate was 96.3% for the full year of 2019, compared to 96.0%.
•	Cloud annualized recurring revenue (“ARR”) was $582.0 million as of December 31, 2019, an increase of 22.2%, or $105.8 million.

Balance Sheet

•	Cash and equivalents were $281.3 million as of December 31, 2019, an increase of $63.5 million, compared to $217.8 million.
•

Total debt was $677.1 million as of December 31, 2019, an increase of $6.8 million, compared to $670.3 million. Total debt as of December 31, 2019, included financing lease obligations of $12.4 million.

Dayforce Live Customer Count

•	4,363 Dayforce customers were live on the Dayforce platform as of December 31, 2019, compared to 3,718 Dayforce customers as of December 31, 2018.
•	3.9 million global active users were live on the Dayforce platform as of December 31, 2019, up 25.8% compared to 3.1 million global active users as of December 31, 2018.
•	On a constant currency basis, Dayforce revenue per customer was $131,171 for the trailing twelve months ended December 31, 2019, an increase of 11.5% from $117,617.

Business Outlook

To simplify revenue reporting as we expand globally, beginning in 2020, we are changing the way we report the impact of foreign exchange rate fluctuations on the Company’s revenue results. Instead of calculating revenue on a constant currency basis by applying a fixed foreign exchange rate for all periods presented, the Company will be using the average foreign exchange rates in effect during the comparable prior period to calculate constant currency revenue growth rates.

As it relates to guidance, we will be issuing guidance based on the average foreign exchange rates during the most recent fiscal quarter reported. In subsequent periods, we will update our guidance based on the average foreign exchange rates during the most recent fiscal quarter reported, and we will disclose the impact of any change in guidance related to foreign exchange fluctuations.

Based on information available as of February 5, 2020, Ceridian is issuing guidance for the full year and first quarter of 2020 as indicated below. The guidance is based on the average foreign exchange rates during the fourth quarter of 2019 and includes GAAP and non-GAAP financial measures. The guidance assumes no changes from the current Federal Reserve discount rate or the current Bank of Canada interest rate. Based on current market conditions, portfolio composition, and investment practices, each 100 basis point change in market investment rates would result in approximately $18 million of change in float revenue over the ensuing twelve month period. Comparisons are on a year-over-year basis, unless stated otherwise.

Full Year 2020:

•

Dayforce revenue of $708 million to $713 million, or an increase of approximately 24% to 25% on both a GAAP basis and a constant currency basis. Excluding float revenue, Dayforce revenue is expected to grow approximately 27% to 28% on both a GAAP basis and a constant currency basis.

•

Cloud revenue of $800 million to $805 million, or an increase of approximately 21% to 22% on both a GAAP basis and a constant currency basis. Excluding float revenue, Cloud revenue is expected to grow approximately 24% on a GAAP basis and approximately 24% to 25% on a constant currency basis.

•

Total revenue of $903 million to $908 million, or an increase of approximately 10% on both a GAAP basis and a constant currency basis. Excluding float revenue, total revenue is expected to grow approximately 12% to 13% on both a GAAP basis and a constant currency basis.

•

Float revenue of approximately $50 million within Dayforce revenue, $62 million within Cloud revenue, and $70 million within total revenue. Reflecting the reduction in interest rates during 2019, total expected 2020 float revenue of $70 million would represent a decline of $10 million, compared to 2019 float revenue.

•

Reflecting investments to drive future growth, including the Dayforce Wallet, acceleration in the enterprise segment, and global expansion, Adjusted EBITDA is expected to be $185 million to $190 million, or an increase of 0% to 3%. Excluding float revenue, Adjusted EBITDA is expected to grow approximately 10% to 15%.

First Quarter 2020:

•

Dayforce revenue of $166 million to $168 million, or an increase of approximately 25% to 27% on both a GAAP basis and a constant currency basis. Excluding float revenue, Dayforce revenue is expected to grow approximately 29% to 30% on both a GAAP basis and a constant currency basis.

•

Cloud revenue of $188 million to $190 million, or an increase of approximately 22% to 23% on both a GAAP basis and a constant currency basis. Excluding float revenue, Cloud revenue is expected to grow approximately 25% to 26% on a GAAP basis and 25% to 27% on a constant currency basis.

•

Total revenue of $221 million to $223 million, or an increase of approximately 8% to 9% on a GAAP basis, and 9% to 10% on a constant currency basis. Excluding float revenue, total revenue is expected to grow approximately 11% to 13% on a GAAP basis, and 12% to 13% on a constant currency basis.

•	Float revenue of approximately $15 million within Dayforce revenue, $18 million within Cloud revenue, and $21 million within total revenue.
•	Adjusted EBITDA of $47 million to $49 million, or a decline of approximately 2% to 6%. Excluding float revenue, Adjusted EBITDA is expected to grow approximately 2% to 10%.

We have not reconciled the Adjusted EBITDA range for the first quarter or the full fiscal year of 2020 to the directly comparable GAAP financial measure because applicable information for the future period, on which this reconciliation would be based, is not readily available due to uncertainty regarding, and the potential variability of, depreciation and amortization, share-based compensation expense and related employer taxes, changes in foreign currency exchange rates, and other items.

Conference Call Details

Ceridian will host a conference call on February 5, 2020 at 5:00 p.m. Eastern Time to discuss the financial results for the fourth quarter and fiscal year of 2019. Those wishing to participate via the webcast should access the call through Ceridian’s Investor Relations website at https://investors.ceridian.com. Those wishing to participate via the telephone may dial in at 877-701-0459 (USA) or 647-689-5466 (International). The conference call replay will be available via webcast through Ceridian’s Investor Relations website at https://investors.ceridian.com.

About Ceridian HCM Holding Inc.

Ceridian. Makes Work Life Better™.

Ceridian is a global human capital management software company. Dayforce, our flagship cloud HCM platform, provides human resources, payroll, benefits, workforce management, and talent management functionality. Our platform is used to optimize management of the entire employee lifecycle, including attracting, engaging, paying, deploying, and developing people. Ceridian has solutions for organizations of all sizes.

Use of Non-GAAP Financial Measures

We use certain non-GAAP financial measures in this release including Adjusted EBITDA, Adjusted EBITDA margin, Adjusted net income (loss), revenue on a constant currency basis, revenue retention rate, and ARR. We believe that Adjusted EBITDA, Adjusted EBITDA margin, and Adjusted net income (loss), non-GAAP financial measures, are useful to management and investors as supplemental measures to evaluate our overall operating performance. Adjusted EBITDA is a component of our management incentive plan and Adjusted EBITDA and Adjusted EBITDA margin are used by management to assess performance and to compare our operating performance to our competitors. We define Adjusted EBITDA as net income (loss) before interest, taxes, depreciation, and amortization, as adjusted to exclude net income (loss) from discontinued operations, sponsor management fees, non-cash charges for asset impairments, gain (loss) on assets and liabilities held in a foreign currency other than the functional currency of a company subsidiary, share-based compensation expense and related employer taxes, severance charges, restructuring consulting fees, transaction costs, and other non-recurring charges. Adjusted EBITDA margin is determined by calculating the percentage Adjusted EBITDA is of total revenue. Adjusted net income (loss) is defined as net income (loss), as adjusted to exclude net income (loss) from discontinued operations, release of the valuation allowance, gain (loss) on extinguishment of debt, sponsor management fees, non-cash charges for asset impairments, gain (loss) on assets and liabilities held in a foreign currency other than the functional currency of a company subsidiary, share-based compensation expense and related employer taxes, severance charges, restructuring consulting fees, transaction costs, and other non-recurring charges, all of which are adjusted for the effect of income taxes. Management believes that Adjusted EBITDA, Adjusted EBITDA margin, and Adjusted net income (loss) are helpful in highlighting management performance trends because Adjusted EBITDA, Adjusted EBITDA margin, and Adjusted net income (loss) exclude the results of decisions that are outside the normal course of our business operations.

Our presentation of Adjusted EBITDA, Adjusted EBITDA margin, and Adjusted net income (loss) are intended as supplemental measures of our performance that are not required by, or presented in accordance with, GAAP. Adjusted EBITDA, Adjusted EBITDA margin, and Adjusted net income (loss) should not be considered as alternatives to operating profit (loss), net income (loss), earnings per share, or any other performance measures derived in accordance with GAAP, or as measures of operating cash flows or liquidity. Our presentation of Adjusted EBITDA, Adjusted EBITDA margin, and Adjusted net income (loss) should not be construed to imply that our future results will be unaffected by similar items to those eliminated in this presentation. Adjusted EBITDA, Adjusted EBITDA margin, and Adjusted net income (loss) are included in this discussion because they are key metrics used by management to assess our operating performance.

Adjusted EBITDA, Adjusted EBITDA margin, and Adjusted net income (loss) are not defined under GAAP, are not measures of net income (loss), operating profit (loss), or any other performance measures derived in accordance with GAAP, and are subject to important limitations. Our use of the terms Adjusted EBITDA, Adjusted EBITDA margin, and Adjusted net income (loss) may not be comparable to similarly titled measures of other companies in our industry and are not measures of performance calculated in accordance with GAAP.

Adjusted EBITDA, Adjusted EBITDA margin, and Adjusted net income (loss) have important limitations as analytical tools, and you should not consider them in isolation or as substitutes for analysis of our results as reported under GAAP.

In evaluating Adjusted EBITDA, Adjusted EBITDA margin, and Adjusted net income (loss), you should be aware that in the future we may incur expenses similar to those eliminated in this presentation.

We present revenue on a constant currency basis to assess how our underlying businesses performed, excluding the effect of foreign currency rate fluctuations, which we believe is useful to management and investors.

Our annual Cloud revenue retention rate measures the percentage of revenues that we retain from our existing Cloud customers. We use this retention rate as an indicator of customer satisfaction and future revenues. We calculate the annual Cloud revenue retention rate as a percentage, where the numerator is the Cloud annualized recurring revenue for the prior year, less the Cloud annualized recurring revenue from lost Cloud customers during that year; and the denominator is the Cloud annualized recurring revenue for the prior year. We set annual targets for Cloud revenue retention rate and monitor progress toward those targets on a quarterly basis by reviewing known customer losses and anticipated future customer losses. Our Cloud revenue retention rate may fluctuate as a result of a number of factors, including the mix of Cloud solutions used by customers, the level of customer satisfaction, and changes in the number of users live on our Cloud solutions. We have not reconciled the annual Cloud revenue retention rate because there is no directly comparable GAAP financial measure.

We derive the majority of our Cloud revenues from recurring fees, primarily PEPM subscription charges. We also derive recurring revenue from fees related to the rental and maintenance of clocks, charges for once-a-year services, such as year-end tax statements, and investment income on our customer funds held in trust before such funds are remitted to taxing authorities, customer employees, or other third parties. To calculate Cloud ARR, we start with recurring revenue at year end, subtract the once-a-year charges, annualize the revenue for customers live for less than a full year to reflect the revenue that would have been realized if the customer had been live for a full year, and add back the once-a-year charges. We set annual targets for Cloud ARR and monitor progress toward those targets on a quarterly basis. We have not reconciled the Cloud ARR because there is no directly comparable GAAP financial measure.

Forward-Looking Statements

This press release contains forward-looking statements that are subject to risks and uncertainties. All statements other than statements of historical fact or relating to present facts or current conditions included in this press release are forward-looking statements. Forward-looking statements give our current expectations and projections relating to our financial condition, results of operations, plans, objectives, future performance and business. You can identify forward-looking statements by the fact that they do not relate strictly to historical or current facts. Forward-looking statements in this press release include statements relating to first quarter and full year fiscal 2020 total revenue, Cloud revenue, Dayforce revenue, float revenue, and Adjusted EBITDA, as well as those relating to future growth initiatives. These statements may include words such as “anticipate,” “estimate,” “expect,” “project,” “seek,” “plan,” “intend,” “believe,” “will,” “may,” “could,” “continue,” “likely,” “should,” and other words and terms of similar meaning in connection with any discussion of the timing or nature of future operating or financial performance or other events but not all forward-looking statements contain these identifying words. The forward-looking statements contained in this press release are based on assumptions that we have made in light of our industry experience and our perceptions of historical trends, current conditions, expected future developments and other factors that we believe are appropriate under the circumstances. As you consider this press release, you should understand that these statements are not guarantees of performance or results. These assumptions and our future performance or results involve risks and uncertainties (many of which are beyond our control). These risks and uncertainties include, but are not limited to, the following:

•	our inability to attain or to maintain profitability;
•	significant competition for our solutions;
•	our inability to continue to develop or to sell our existing Cloud solutions;
•	our inability to manage our growth effectively;
•	the risk that we may not be able to successfully migrate our Bureau customers to our Cloud solutions or to offset the decline in Bureau revenue with Cloud revenue;
•	the decline or slower than expected development of the market for enterprise cloud;
•	failure of our efforts to increase use of our Cloud solutions and our other applications may not succeed;
•	our failure to provide enhancements and new features and modifications to our solutions;
•	failure to comply the Federal Trade Commission’s ongoing consent order regarding data protection;
•	system interruptions or failures, including cyber-security breaches, identity theft, or other disruptions that could compromise our information;
•	our failure to comply with applicable privacy, security and data laws, regulations and standards;
•	changes in regulations governing privacy concerns and laws or other domestic or foreign data protection regulations;
•	our inability to successfully expand our current offerings into new markets or further penetrate existing markets;
•	our inability to meet the more complex configuration and integration demands of our large customers;
•	the impact of the material weakness related to the duplicative payroll incident and our failure to maintain effective internal controls in the future;
•	the risk of our customers declining to renew their agreements with us or renewing at lower performance fee levels;
•	our failure to manage our technical operations infrastructure;
•	our inability to maintain necessary third party relationships, and third party software licenses or there are errors in the software we license;

•	our inability to protect our intellectual property rights, proprietary technology, information, processes, and know-how;
•	our failure to keep pace with rapid technological changes and evolving industry standards;
•	changes in laws and regulations related to the Internet or changes in the Internet infrastructure itself;
•	general economic, political and market forces beyond our control; and
•	other risks and uncertainties described in our most recent annual report on Form 10-K, subsequent quarterly reports on Form 10-Q, and other filings with the Securities and Exchange Commission.

Additional factors or events that could cause our actual performance to differ from these forward-looking statements may emerge from time to time, and it is not possible for us to predict all of them. Should one or more of these risks or uncertainties materialize, or should any of our assumptions prove incorrect, our actual financial condition, results of operations, future performance and business may vary in material respects from the performance projected in these forward-looking statements. In addition to any factors and assumptions set forth above in this press release, the material factors and assumptions used to develop the forward-looking information include, but are not limited to: the general economy remains stable; the competitive environment in the HCM market remains stable; the demand environment for HCM solutions remains stable; our implementation capabilities and cycle times remain stable; foreign exchange rates, both current and those used in developing forward-looking statements, specifically USD to CAD, remain stable at, or near, current rates; we will be able to maintain our relationships with our employees, customers and partners; we will continue to attract qualified personnel to support our development requirements and the support of our new and existing customers; and that the risk factors noted above, individually or collectively, do not have a material impact on the Company. Any forward-looking statement made by us in this press release speaks only as of the date on which it is made. We undertake no obligation to publicly update any forward-looking statement, whether as a result of new information, future developments or otherwise, except as may be required by law.

Ceridian HCM Holding Inc.

Consolidated Balance Sheets

(Dollars in millions, except share data)

	December 31,
	2019	2018
	(unaudited)
ASSETS
Current assets:
Cash and equivalents	$281.3	$217.8
Trade and other receivables, net	80.4	63.9
Prepaid expenses and other current assets	57.9	48.9
Total current assets before customer trust funds	419.6	330.6
Customer trust funds	3,204.1	2,603.5
Total current assets	3,623.7	2,934.1
Right of use lease asset	32.0	—
Property, plant, and equipment, net	128.3	104.4
Goodwill	1,973.5	1,927.4
Other intangible assets, net	177.9	187.5
Other assets	150.3	94.4
Total assets	$6,085.7	$5,247.8
LIABILITIES AND EQUITY
Current liabilities:
Current portion of long-term debt	$10.8	$6.8
Current portion of long-term lease liabilities	8.8	—
Accounts payable	43.2	41.5
Deferred revenue	25.5	23.2
Employee compensation and benefits	75.9	54.5
Other accrued expenses	13.9	23.9
Total current liabilities before customer trust funds obligations	178.1	149.9
Customer trust funds obligations	3,193.6	2,619.7
Total current liabilities	3,371.7	2,769.6
Long-term debt, less current portion	666.3	663.5
Employee benefit plans	117.2	153.3
Long-term lease liabilities, less current portion	30.1	—
Other liabilities	18.1	45.9
Total liabilities	4,203.4	3,632.3
Commitments and contingencies
Stockholders’ equity:
Common stock, $0.01 par, 500,000,000 shares authorized, 144,386,618 and 139,453,710 shares issued and outstanding as of December 31, 2019, and 2018, respectively	1.4	1.4
Additional paid in capital	2,449.1	2,325.6
Accumulated deficit	(229.8)	(335.6)
Accumulated other comprehensive loss	(338.4)	(375.9)
Total stockholders’ equity	1,882.3	1,615.5
Total liabilities and equity	$6,085.7	$5,247.8

Ceridian HCM Holding Inc.

Consolidated Statements of Operations

(Dollars in millions, except share and per share data)

	Three Months Ended December 31,		Year Ended December 31,
	2019	2018	2019	2018
	(unaudited)	(unaudited)	(unaudited)
Revenue:
Recurring services	$176.4	$164.5	$680.1	$625.0
Professional services and other	45.4	30.3	144.0	115.7
Total revenue	221.8	194.8	824.1	740.7
Cost of revenue:
Recurring services	52.8	51.0	201.8	200.3
Professional services and other	42.7	33.5	149.8	132.2
Product development and management	18.8	15.7	67.9	59.0
Depreciation and amortization	9.7	8.6	36.4	34.3
Total cost of revenue	124.0	108.8	455.9	425.8
Gross profit	97.8	86.0	368.2	314.9
Selling, general and administrative	78.1	65.7	295.9	258.8
Operating profit	19.7	20.3	72.3	56.1
Interest expense, net	7.2	8.8	32.4	83.2
Other expense (income), net	0.9	0.5	5.6	(0.2)
Income (loss) from continuing operations before income taxes	11.6	11.0	34.3	(26.9)
Income tax expense (benefit)	13.1	2.1	(44.4)	8.4
(Loss) income from continuing operations	(1.5)	8.9	78.7	(35.3)
Loss from discontinued operations	—	(11.0)	—	(25.8)
Net (loss) income	(1.5)	(2.1)	78.7	(61.1)
Net loss attributable to noncontrolling interest		—	—	(0.5)
Net (loss) income attributable to Ceridian	$(1.5)	$(2.1)	$78.7	$(60.6)
Net (loss) income per share attributable to Ceridian:
Basic	$(0.01)	$(0.02)	$0.55	$(0.60)
Diluted	$(0.01)	$(0.02)	$0.53	$(0.60)
Weighted-average shares outstanding:
Basic	144,066,263	138,736,906	142,049,112	114,049,682
Diluted	144,066,263	138,736,906	148,756,592	114,049,682

Ceridian HCM Holding Inc.

Consolidated Statements of Cash Flows

(Dollars in millions)

	Year Ended December 31,
	2019	2018
	(unaudited)
Net income (loss)	$78.7	$(61.1)
Loss from discontinued operations	—	25.8
Adjustments to reconcile net loss to net cash provided by (used in) operating activities:
Deferred income tax benefit	(69.4)	(16.1)
Depreciation and amortization	57.1	56.6
Amortization of debt issuance costs and debt discount	1.2	2.1
Loss on debt extinguishment	—	25.7
Net periodic pension and postretirement cost	5.2	2.7
Provision for doubtful accounts	3.2	0.7
Share-based compensation	36.5	23.2
Other	(0.4)	(0.4)
Changes in operating assets and liabilities excluding effects of acquisitions and divestitures:
Trade and other receivables	(16.4)	(3.6)
Prepaid expenses and other current assets	(8.0)	0.6
Accounts payable and other accrued expenses	3.8	(6.4)
Deferred revenue	0.8	7.0
Employee compensation and benefits	(11.1)	(22.1)
Accrued interest	—	(15.7)
Accrued taxes	(11.1)	8.4
Other assets and liabilities	(19.5)	(16.7)
Net cash provided by operating activities—continuing operations	50.6	10.7
Net cash used in operating activities—discontinued operations	—	(1.2)
Net cash provided by operating activities	50.6	9.5
Cash Flows from Investing Activities
Purchase of customer trust funds marketable securities	(408.4)	(855.2)
Proceeds from sale and maturity of customer trust funds marketable securities	374.5	844.3
Expenditures for property, plant, and equipment	(16.3)	(8.0)
Expenditures for software and technology	(38.9)	(32.2)
Acquisition costs, net of cash acquired	(30.2)	—
Net cash used in investing activities	(119.3)	(51.1)
Cash Flows from Financing Activities
Increase (decrease) in customer trust funds obligations, net	529.9	(1,415.1)
Net proceeds from issuance of stock	—	595.0
Repayment of long-term debt obligations	(7.2)	(1,134.0)
Proceeds from issuance of common stock under share-based compensation plans	87.0	45.8
Proceeds from debt issuance	—	680.0
Payment of debt refinancing costs	—	(23.3)
Net cash provided by (used in) financing activities	609.7	(1,251.6)
Effect of Exchange Rate Changes on Cash	11.3	(12.8)
Net increase (decrease) in cash and equivalents	552.3	(1,306.0)
Elimination of cash from discontinued operations	—	0.5
Cash, restricted cash, and equivalents at beginning of year	1,106.3	2,411.8
Cash, restricted cash, and equivalents at end of year	$1,658.6	$1,106.3
Reconciliation of cash, restricted cash, and equivalents to the consolidated balance sheets
Cash and equivalents	$281.3	$217.8
Restricted cash and equivalents included in customer trust funds	$1,377.3	$888.5
Total cash, restricted cash, and equivalents	$1,658.6	$1,106.3
Supplemental Cash Flow Information:
Cash paid for interest	$37.4	$74.5
Cash paid for income taxes	$36.2	$21.1
Cash received from income tax refunds	$0.3	$4.4

Ceridian HCM Holding Inc.

Revenue Financial Measures

(Unaudited)

	Three Months Ended December 31,		Growth rate year-over- year	Impact of changes in foreign currency(a)	Growth rate on a constant currency basis (a)
	2019	2018	2019 vs. 2018		2019 vs. 2018
	(Dollars in millions)
Revenue:
Dayforce recurring services, excluding float	$103.3	$78.0	32.4%	(0.4)%	32.8%
Dayforce float	11.0	9.8	12.2%	1.1%	11.1%
Total Dayforce recurring services	114.3	87.8	30.2%	(0.1)%	30.3%
Powerpay recurring services, excluding float	22.0	22.0	—	1.3%	(1.3)%
Powerpay float	3.0	3.3	(9.1)%	(6.1)%	(3.0)%
Total Powerpay recurring services	25.0	25.3	(1.2)%	0.4%	(1.6)%
Total Cloud recurring services	139.3	113.1	23.2%	0.1%	23.1%
Dayforce professional services and other	44.4	29.4	51.0%	(0.9)%	51.9%
Powerpay professional services and other	0.5	0.4	25.0%	25.0%	—
Total Cloud professional services and other	44.9	29.8	50.7%	(0.5)%	51.2%
Total Cloud revenue	184.2	142.9	28.9%	—	28.9%
Bureau recurring services, excluding float	33.8	47.1	(28.2)%	0.3%	(28.5)%
Bureau float	3.3	4.3	(23.3)%	—	(23.3)%
Total Bureau recurring services	37.1	51.4	(27.8)%	0.2%	(28.0)%
Bureau professional services and other	0.5	0.5	—	—	—
Total Bureau revenue	37.6	51.9	(27.6)%	0.2%	(27.8)%
Total revenue	$221.8	$194.8	13.9%	0.1%	13.8%

Dayforce	$158.7	$117.2	35.4%	(0.3)%	35.7%
Powerpay	25.5	25.7	(0.8)%	0.7%	(1.5)%
Total Cloud revenue	$184.2	$142.9	28.9%	—	28.9%

Dayforce, excluding float	$147.7	$107.4	37.5%	(0.5)%	38.0%
Powerpay, excluding float	22.5	22.4	0.4%	1.7%	(1.3)%
Cloud float	14.0	13.1	6.9%	(0.7)%	7.6%
Total Cloud revenue	$184.2	$142.9	28.9%	—	28.9%

(a)	Please refer to “Reconciliation of GAAP to Non-GAAP Financial Measures” section for information on our constant currency revenue, a Non-GAAP financial measure.

Ceridian HCM Holding Inc.

Revenue Financial Measures

(Unaudited)

	Year Ended December 31,		Growth rate year-over- year	Impact of changes in foreign currency(a)	Growth rate on a constant currency basis (a)
	2019	2018	2019 vs. 2018		2019 vs. 2018
	(Dollars in millions)
Revenue:
Dayforce recurring services, excluding float	$377.9	$288.2	31.1%	(0.6)%	31.7%
Dayforce float	51.1	37.5	36.3%	(0.8)%	37.1%
Total Dayforce recurring services	429.0	325.7	31.7%	(0.6)%	32.3%
Powerpay recurring services, excluding float	76.9	78.0	(1.4)%	(2.0)%	0.6%
Powerpay float	12.1	12.0	0.8%	(3.4)%	4.2%
Total Powerpay recurring services	89.0	90.0	(1.1)%	(2.2)%	1.1%
Total Cloud recurring services	518.0	415.7	24.6%	(1.0)%	25.6%
Dayforce professional services and other	140.7	111.8	25.8%	(0.9)%	26.7%
Powerpay professional services and other	1.3	1.3	—	—	—
Total Cloud professional services and other	142.0	113.1	25.6%	(0.7)%	26.3%
Total Cloud revenue	660.0	528.8	24.8%	(0.9)%	25.7%
Bureau recurring services, excluding float	145.1	191.8	(24.3)%	(0.4)%	(23.9)%
Bureau float	17.0	17.5	(2.9)%	(0.6)%	(2.3)%
Total Bureau recurring services	162.1	209.3	(22.6)%	(0.6)%	(22.0)%
Bureau professional services and other	2.0	2.6	(23.1)%	—	(23.1)%
Total Bureau revenue	164.1	211.9	(22.6)%	(0.5)%	(22.1)%
Total revenue	$824.1	$740.7	11.3%	(0.8)%	12.1%

Dayforce	$569.7	$437.5	30.2%	(0.7)%	30.9%
Powerpay	90.3	91.3	(1.1)%	(2.2)%	1.1%
Total Cloud revenue	$660.0	$528.8	24.8%	(0.9)%	25.7%

Dayforce, excluding float	$518.6	$400.0	29.7%	(0.6)%	30.3%
Powerpay, excluding float	78.2	79.3	(1.4)%	(2.0)%	0.6%
Cloud float	63.2	49.5	27.7%	(1.4)%	29.1%
Total Cloud revenue	$660.0	$528.8	24.8%	(0.9)%	25.7%

(a)	Please refer to “Reconciliation of GAAP to Non-GAAP Financial Measures” section for information on our constant currency revenue, a Non-GAAP financial measure.

Ceridian HCM Holding Inc.

Reconciliation of GAAP to Non-GAAP Financial Measures

(Unaudited)

The following tables set forth certain information regarding our revenue on a constant currency basis for the three and twelve months ended December 31, 2019, compared with the three and twelve months ended December 31, 2018. We present revenue in constant currency to assess how our underlying business performed excluding the effect of foreign currency rate fluctuations. We calculate revenue on a constant currency basis by applying a fixed planning rate of $1.30 Canadian dollar to $1.00 U.S. dollar foreign exchange rate to revenue originally booked in Canadian dollars for all applicable periods.

	Three Months Ended December 31,		Increase / (Decrease)
	2019	2018	Amount	%
	(Dollars in millions)
Constant Currency Revenue:
Dayforce recurring services, excluding float	$103.7	$78.1	$25.6	32.8%
Dayforce float	11.0	9.9	1.1	11.1%
Total Dayforce recurring services	114.7	88.0	26.7	30.3%
Powerpay recurring services, excluding float	22.2	22.5	(0.3)	(1.3)%
Powerpay float	3.2	3.3	(0.1)	(3.0)%
Total Powerpay recurring services	25.4	25.8	(0.4)	(1.6)%
Total Cloud recurring services	140.1	113.8	26.3	23.1%
Dayforce professional services and other	44.8	29.5	15.3	51.9%
Powerpay professional services and other	0.4	0.4	—	—
Total Cloud professional services and other	45.2	29.9	15.3	51.2%
Total Cloud revenue	185.3	143.7	41.6	28.9%
Bureau recurring services, excluding float	33.9	47.4	(13.5)	(28.5)%
Bureau float	3.3	4.3	(1.0)	(23.3)%
Total Bureau recurring services	37.2	51.7	(14.5)	(28.0)%
Bureau professional services and other	0.5	0.5	—	—
Total Bureau revenue	37.7	52.2	(14.5)	(27.8)%
Total constant currency revenue	$223.0	$195.9	$27.1	13.8%

Dayforce	$159.5	$117.5	$42.0	35.7%
Powerpay	25.8	26.2	(0.4)	(1.5)%
Total constant currency Cloud revenue	$185.3	$143.7	$41.6	28.9%

Dayforce, excluding float	$148.5	$107.6	$40.9	38.0%
Powerpay, excluding float	22.6	22.9	(0.3)	(1.3)%
Cloud float	14.2	13.2	1.0	7.6%
Total constant currency Cloud revenue	$185.3	$143.7	$41.6	28.9%

	Year Ended December 31,		Increase / (Decrease)
	2019	2018	Amount	%
	(Dollars in millions)
Constant Currency Revenue:
Dayforce recurring services, excluding float	$379.3	$288.0	$91.3	31.7%
Dayforce float	51.4	37.5	13.9	37.1%
Total Dayforce recurring services	430.7	325.5	105.2	32.3%
Powerpay recurring services, excluding float	78.4	77.9	0.5	0.6%
Powerpay float	12.4	11.9	0.5	4.2%
Total Powerpay recurring services	90.8	89.8	1.0	1.1%
Total Cloud recurring services	521.5	415.3	106.2	25.6%
Dayforce professional services and other	141.6	111.8	29.8	26.7%
Powerpay professional services and other	1.3	1.3	—	—
Total Cloud professional services and other	142.9	113.1	29.8	26.3%
Total Cloud revenue	664.4	528.4	136.0	25.7%
Bureau recurring services, excluding float	145.9	191.6	(45.7)	(23.9)%
Bureau float	17.1	17.5	(0.4)	(2.3)%
Total Bureau recurring services	163.0	209.1	(46.1)	(22.0)%
Bureau professional services and other	2.0	2.6	(0.6)	(23.1)%
Total Bureau revenue	165.0	211.7	(46.7)	(22.1)%
Total constant currency revenue	$829.4	$740.1	$89.3	12.1%

Dayforce	$572.3	$437.3	$135.0	30.9%
Powerpay	92.1	91.1	1.0	1.1%
Total constant currency Cloud revenue	$664.4	$528.4	$136.0	25.7%

Dayforce, excluding float	$520.9	$399.8	$121.1	30.3%
Powerpay, excluding float	79.7	79.2	0.5	0.6%
Cloud float	63.8	49.4	14.4	29.1%
Total constant currency Cloud revenue	$664.4	$528.4	$136.0	25.7%

The following tables present a reconciliation of our reported results to our non-GAAP financial measures Adjusted EBITDA, Adjusted EBITDA margin, and Adjusted net income basis for all periods presented:

	Three Months Ended December 31,		Year Ended December 31,
	2019	2018	2019	2018
	(Dollars in millions)
Operating profit	$19.7	$20.3	$72.3	$56.1
Other (expense) income, net	(0.9)	(0.5)	(5.6)	0.2
Depreciation and amortization	13.2	14.2	57.1	56.6
EBITDA from continuing operations (a)	32.0	34.0	123.8	112.9
Sponsorship management fees (b)	—	—	—	12.0
Intercompany foreign exchange (gain) loss	(0.4)	(0.4)	0.4	(2.9)
Share-based compensation (c)	10.7	5.2	37.7	24.7
Severance charges (d)	1.8	1.3	6.2	5.4
Restructuring consulting fees (e)	1.7	1.7	5.3	4.8
Other non-recurring charges (f)	(1.4)	—	11.2	—
Transaction costs (g)	—	—	—	3.7
Adjusted EBITDA	$44.4	$41.8	$184.6	$160.6
Adjusted EBITDA margin	20.0%	21.5%	22.4%	21.7%

(a)	We define EBITDA from continuing operations as net income (loss) before interest, taxes, depreciation and amortization, and net income (loss) from discontinued operations.
(b)

Represents expenses related to management, monitoring, consulting, transaction, and advisory fees and related expenses paid to the affiliates of our Sponsors pursuant to the management agreement with THL Managers VI, LLC and Cannae Holdings, LLC. In April 2018, the management agreements terminated upon consummation of our initial public offering (“IPO”).

(c)	Represents share-based compensation expense and related employer taxes.
(d)	Represents costs for severance compensation paid to employees whose positions have been eliminated or who have been terminated not for cause.
(e)

Represents consulting fees and expenses incurred during the periods presented in connection with any acquisition, investment, disposition, recapitalization, equity offering, issuance or repayment of debt, issuance of equity interests, or refinancing.

(f)	Represents (gain) loss on unrecovered duplicate payments associated with an isolated service incident.
(g)	Represents expense related to the IPO and refinancing of our debt that were not eligible for capitalization.

	Three Months Ended December 31, 2019
	As Reported	Share-based compensation	Severance charges	Other (a)	Income Tax effects (b)	Adjusted
	(Dollars in millions, except per share data)
Cost of revenue:
Recurring services	$52.8	$0.9	$0.7	$—	$—	$51.2
Professional services and other	42.7	0.6	0.2	—	—	41.9
Product development and management	18.8	0.9	0.2	—	—	17.7
Depreciation and amortization	9.7	—	—	—	—	9.7
Total cost of revenue	124.0	2.4	1.1	—	—	120.5
Sales and marketing	44.4	1.4	0.4	—	—	42.6
General and administrative	33.7	6.9	0.3	0.3	—	26.2
Operating profit	19.7	10.7	1.8	0.3	—	32.5
Other expense, net	0.9	—	—	(0.4)	—	1.3
Depreciation and amortization	13.2	—	—	—	—	13.2
EBITDA from continuing operations	$32.0	$10.7	$1.8	$(0.1)	$—	$44.4
Net (loss) income	$(1.5)	$10.7	$1.8	$3.1	$(2.0)	$12.1
Net (loss) income per share- basic (c)	$(0.01)	$0.06	$0.01	$0.02	$(0.01)	$0.08
Net (loss) income per share- diluted (c)	$(0.01)	$0.06	$0.01	$0.02	$(0.01)	$0.08

(a)	Other includes intercompany foreign exchange loss, restructuring consulting fees, other non-recurring charges, and tax expense of $3.2 million related to the release of our valuation allowance.
(b)	Income tax effects are calculated based on the statutory tax rates in effect in the U.S. and foreign jurisdictions during the quarter.
(c)	GAAP and Adjusted basic and diluted net (loss) income per share are calculated based upon 144,066,263 weighted-average shares of common stock.

	Three Months Ended December 31, 2018
	As Reported	Share-based compensation	Severance charges	Other (a)	Income Tax effects (b)	Adjusted
	(Dollars in millions, except per share data)
Cost of revenue:
Recurring services	$51.0	$0.4	$0.2	$—	$—	$50.4
Professional services and other	33.5	0.2	0.3	—	—	33.0
Product development and management	15.7	0.2	—	—	—	15.5
Depreciation and amortization	8.6	—	—	—	—	8.6
Total cost of revenue	108.8	0.8	0.5	—	—	107.5
Sales and marketing	35.8	0.8	0.4	—	—	34.6
General and administrative	29.9	3.6	0.4	1.7	—	24.2
Operating profit	20.3	5.2	1.3	1.7	—	28.5
Other expense, net	0.5	—	—	(0.4)	—	0.9
Depreciation and amortization	14.2	—	—	—	—	14.2
EBITDA from continuing operations	$34.0	$5.2	$1.3	$1.3	$—	$41.8
Net (loss) income	$(2.1)	$5.2	$1.3	$12.3	$(0.2)	$16.5
Net (loss) income per share- basic (c)	$(0.02)	$0.04	$0.01	$0.09	$—	$0.12
Net (loss) income per share- diluted (c)	$(0.02)	$0.04	$0.01	$0.09	$—	$0.12

(a)	Other includes intercompany foreign exchange gain, restructuring consulting fees, and loss on discontinued operations of $11.0 million.
(b)

We do not apply an income tax effect to expenses incurred in the U.S. due to a full valuation allowance against our deferred tax assets. Income tax effect in foreign jurisdictions is calculated based on the statutory tax rates during the quarter.

(c)	GAAP and Adjusted basic and diluted net (loss) income per share are calculated based upon 138,736,906 weighted-average shares of common stock.

	Year Ended December 31, 2019
	As Reported	Share-based compensation	Severance charges	Other (a)	Income Tax effects (b)	Adjusted
	(Dollars in millions, except per share data)
Cost of revenue:
Recurring services	$201.8	$3.0	$1.8	$—	$—	$197.0
Professional services and other	149.8	1.8	0.6	—	—	147.4
Product development and management	67.9	3.1	0.3	—	—	64.5
Depreciation and amortization	36.4	—	—	—	—	36.4
Total cost of revenue	455.9	7.9	2.7	—	—	445.3
Sales and marketing	150.0	5.0	2.3	—	—	142.7
General and administrative	145.9	24.8	1.2	16.5	—	103.4
Operating profit	72.3	37.7	6.2	16.5	—	132.7
Other expense, net	5.6	—	—	0.4	—	5.2
Depreciation and amortization	57.1	—	—	—	—	57.1
EBITDA from continuing operations	$123.8	$37.7	$6.2	$16.9	$—	$184.6
Net income	$78.7	$37.7	$6.2	$(45.7)	$(9.1)	$67.8
Net income per share- basic (c)	$0.55	$0.28	$0.04	$(0.33)	$(0.06)	$0.48
Net income per share- diluted (c)	$0.53	$0.26	$0.04	$(0.31)	$(0.06)	$0.46

(a)	Other includes intercompany foreign exchange loss, restructuring consulting fees, other non-recurring charges, and a tax benefit of $62.6 million related to the release of our valuation allowance.
(b)

Income tax effects are calculated based on the statutory tax rates in effect in the U.S. and foreign jurisdictions during the year. Prior to June 30, 2019, we did not apply an income tax effect to expenses incurred in the U.S. due to a full valuation allowance against our deferred tax assets.

(c)	GAAP and Adjusted basic and diluted net income per share are calculated based upon 142,049,112 and 148,756,592 weighted-average shares of common stock, respectively.

	Year Ended December 31, 2018
	As Reported	Share-based compensation	Severance charges	Other (a)	Income Tax effects (b)	Adjusted
	(Dollars in millions, except per share data)
Cost of revenue:
Recurring services	$200.3	$2.1	$1.3	$—	$—	$196.9
Professional services and other	132.2	1.2	1.0	—	—	130.0
Product development and management	59.0	1.1	0.1	—	—	57.8
Depreciation and amortization	34.3	—	—	—	—	34.3
Total cost of revenue	425.8	4.4	2.4	—	—	419.0
Sales and marketing	122.7	4.3	1.4	—	—	117.0
General and administrative	136.1	16.0	1.6	20.5	—	98.0
Operating profit	56.1	24.7	5.4	20.5	—	106.7
Other (income) expense, net	(0.2)	—	—	(2.9)	—	2.7
Depreciation and amortization	56.6	—	—	—	—	56.6
EBITDA from continuing operations	112.9	24.7	5.4	17.6	—	$160.6
Net (loss) income attributable to Ceridian	$(60.6)	$24.7	$5.4	$69.1	$(0.9)	$37.7
Net (loss) income per share attributable to Ceridian- basic (c)	$(0.60)	$0.22	$0.05	$0.60	$(0.01)	$0.26
Net (loss) income per share attributable to Ceridian- diluted (c)	$(0.60)	$0.22	$0.05	$0.60	$(0.01)	$0.26

(a)

Other includes sponsor management fees, intercompany foreign exchange gain, restructuring consulting fees, IPO transaction costs, loss from discontinued operations of $25.8 million, and loss on extinguishment of debt of $25.7 million.

(b)

We do not apply an income tax effect to expenses incurred in the U.S. due to a full valuation allowance against our deferred tax assets. Income tax effect in foreign jurisdictions is calculated based on the statutory tax rates during the year.

(c)	GAAP and Adjusted basic and diluted net (loss) income per share are calculated based upon 114,049,682 weighted-average shares of common stock.

Source: Ceridian HCM Holding Inc.

For further information, please contact:

Investor Relations

Jeremy Johnson

Vice President, Finance and Investor Relations

Ceridian HCM Holding Inc.

1-844-829-9499

investors@ceridian.com

Public Relations

Teri Murphy

Director, Corporate Communications

Ceridian HCM Holding Inc.

1-647-417-2117

teri.murphy@ceridian.com